Exhibit 99.1

Senior Loan Fund JV I, LLC
(a limited liability company)

Consolidated Financial Statements

For the Fiscal Years Ended September 30, 2019, 2018 and 2017

Senior Loan Fund JV I, LLC

Report of Independent Auditors

To the Board of Directors of Senior Loan Fund JV I, LLC

We have audited the accompanying consolidated financial statements of Senior Loan Fund JV I, LLC, which comprise the consolidated statements of assets, liabilities and members’ capital, including the consolidated schedules of investments, as of September 30, 2019 and 2018, and the related consolidated statements of operations, changes in members’ capital and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Senior Loan Fund JV I, LLC as of September 30, 2019 and 2018, and the consolidated results of its operations, changes in its members’ capital and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
December 18, 2019

Senior Loan Fund JV I, LLC
Consolidated Statements of Assets, Liabilities and Members' Capital

	September 30, 2019	September 30, 2018
ASSETS
Investments at fair value (cost September 30, 2019: $347,985,334; cost September 30, 2018: $297,157,225)	$345,032,063	$294,676,436
Receivable from secured financing arrangement at fair value (cost September 30, 2019: $0; cost September 30, 2018: $9,800,683)	—	7,068,820
Cash and cash equivalents	3,673,976	3,225,518
Restricted cash	5,242,339	4,808,236
Interest receivable	1,428,713	1,107,522
Due from portfolio companies	286,912	679,405
Receivable from unsettled transactions	2,647,952	—
Deferred financing costs	2,547,844	2,630,885
Total assets	$360,859,799	$314,196,822

LIABILITIES AND MEMBERS' CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$230,552	$868,873
Payable to affiliate	—	79,129
Interest payable	4,559,040	4,417,976
Payable for unsettled transactions	41,513,701	7,965,000
Senior credit facility payable	170,210,000	153,010,000
Notes payable at fair value (proceeds September 30, 2019: $110,000,000; proceeds September 30, 2018: $147,808,300)	110,000,000	147,808,300
Total liabilities	326,513,293	314,149,278
Members’ capital	34,346,506	47,544
Total liabilities and members’ capital	$360,859,799	$314,196,822

The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Consolidated Statements of Operations

	Year ended September 30, 2019	Year ended September 30, 2018	Year ended September 30, 2017*
Investment income:
Interest income	$22,726,710	$20,475,494	$22,962,548
PIK interest income	—	98,772	259,101
Fee income	152,611	64,681	869,049
Total investment income	22,879,321	20,638,947	24,090,698
Expenses:
Interest expense	19,857,812	20,713,068	22,194,608
Professional fees	309,248	245,760	595,725
General and administrative expenses	48,362	227,618	104,271
Total expenses	20,215,422	21,186,446	22,894,604
Net investment income (loss)	2,663,899	(547,499)	1,196,094
Net realized and unrealized gains (losses):
Net unrealized appreciation (depreciation) on investments	(472,481)	13,640,263	(3,553,326)
Net realized loss on investments	(5,902,385)	(16,310,997)	(9,343,445)
Net unrealized appreciation (depreciation) on receivable from secured financing arrangement	2,729,813	(1,253,850)	(1,135,677)
Net realized loss on receivable from secured financing arrangement	(2,605,094)	—	—
Unrealized depreciation on subordinated notes payable	—	—	(18,100,119)
Gain on extinguishment of subordinated notes payable	—	—	22,693,299
Total net realized and unrealized losses	(6,250,147)	(3,924,584)	(9,439,268)
Net decrease in members’ capital resulting from operations	$(3,586,248)	$(4,472,083)	$(8,243,174)

*Not covered by the auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Consolidated Statements of Changes in Members’ Capital

	Oaktree Specialty Lending Corporation	Trinity Universal Insurance Company	Total Members’ Capital
Members’ capital, September 30, 2016*	$13,708,895	$1,958,413	$15,667,308
Capital contributions*	78,740	11,249	89,989
Distributions*	(1,050,000)	(150,000)	(1,200,000)
Net decrease in members' capital resulting from operations*	(7,212,777)	(1,030,397)	(8,243,174)
Members’ capital, September 30, 2017*	$5,524,858	$789,265	$6,314,123
Distributions	(1,570,184)	(224,312)	(1,794,496)
Net decrease in members' capital resulting from operations	(3,913,073)	(559,010)	(4,472,083)
Members’ capital, September 30, 2018	$41,601	$5,943	$47,544
Capital contributions	33,149,559	4,735,651	37,885,210
Net decrease in members' capital resulting from operations	(3,137,966)	(448,282)	(3,586,248)
Members’ capital, September 30, 2019	$30,053,194	$4,293,312	$34,346,506

*Not covered by the auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Consolidated Statements of Cash Flows

	Year ended September 30, 2019	Year ended September 30, 2018	Year ended September 30, 2017*
Cash flows from operating activities:
Net decrease in members' capital resulting from operations	$(3,586,248)	$(4,472,083)	$(8,243,174)
Adjustments to reconcile net decrease in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Net realized loss on investments	5,902,385	16,310,997	9,343,445
Net realized loss on receivable from secured financing arrangement	2,605,094	—	—
Net unrealized (appreciation) depreciation on investments	472,481	(13,640,263)	3,553,326
Net unrealized (appreciation) depreciation on receivable from secured financing arrangement	(2,729,813)	1,253,850	1,135,677
Unrealized depreciation on subordinated notes payable	—	—	18,100,119
Gain on extinguishment of subordinated notes payable	—	—	(22,693,299)
PIK interest income	—	(98,772)	(259,101)
Accretion of original issue discount/premium on investments	(1,023,425)	(767,649)	(1,270,444)
PIK interest expense	76,910	3,500,608	3,402,654
Amortization of deferred financing costs	350,587	1,109,639	734,483
Purchases of investments	(167,729,369)	(205,953,451)	(69,536,013)
Proceeds from the sales and repayments of investments	119,215,840	144,907,763	137,684,519
Repayment from secured financing arrangements	—	72,626	348,464
Deferred financing costs paid	—	—	278,450
Deferred fee income	—	—	(5,804)
Changes in operating assets and liabilities:
(Increase) decrease in interest receivable	(321,191)	(16,854)	(335,787)
(Increase) decrease in due from portfolio companies	392,493	(631,963)	30,683
(Increase) decrease in receivable from unsettled transactions	(2,647,952)	—	786,293
Increase (decrease) in payable from unsettled transactions	33,548,701	1,339,704	6,625,296
Increase (decrease) in interest payable	141,064	907,411	(2,266,998)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(73,802)	(77,661)	(106,649)
Increase (decrease) in payable to affiliate	(79,129)	79,129	—
Net cash provided by (used in) operating activities	(15,485,374)	(56,176,969)	77,306,140
Cash flows from financing activities:
Capital contributions received	—	—	89,989
Distributions paid	—	(1,794,496)	(3,440,388)
Repayment of notes payable	—	(2,744,427)	—
Issuance of notes payable	—	—	809,898
Borrowings under senior credit facilities	60,300,000	101,457,000	—
Repayments under senior credit facilities	(43,700,000)	(61,500,000)	(53,958,981)
Deferred financing costs paid	(232,065)	(693,250)	(278,450)
Net cash provided by (used in) financing activities	16,367,935	34,724,827	(56,777,932)
Net decrease in cash and cash equivalents and restricted cash	882,561	(21,452,142)	20,528,208
Cash and cash equivalents and restricted cash, beginning of period	8,033,754	29,485,896	8,957,688
Cash and cash equivalents and restricted cash, end of period	$8,916,315	$8,033,754	$29,485,896
Supplemental information:
Cash paid for interest	$19,289,251	$15,195,410	$20,324,469
Non-cash operating activities:
Non-cash investment restructurings	$—	$—	$5,366,182
Non-cash financing activities:
Non-cash capital contributions	$37,885,210	$—	$—
Non-cash repayment of notes payable	$(37,885,210)	$—	$(143,649,465)
Non-cash borrowing under senior credit facility	$600,000	$—	$—
Deferred financing costs incurred	$(35,481)	$(700,000)	$—
Non-cash issuance of notes payable	$76,910	$3,500,608	$147,052,119
Reconciliation to the Consolidated Statements of Assets and Liabilities	September 30, 2019	September 30, 2018	September 30, 2017
Cash and cash equivalents	$3,673,976	$3,225,518	$24,388,763
Restricted cash	5,242,339	4,808,236	5,097,133
Total cash and cash equivalents and restricted cash	$8,916,315	$8,033,754	$29,485,896
*Not covered by the auditor's report
The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2019

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
Access CIG, LLC	First Lien Term Loan, LIBOR+3.75% cash due 2/27/2025	6.07%	West	Diversified support services	$9,299,984	$9,256,282	$9,201,218
AdVenture Interactive, Corp.	927 shares of common stock		Midwest	Advertising		1,390,500	1,295,249	(7)
AI Ladder (Luxembourg) Subco S.a.r.l.	First Lien Term Loan, LIBOR+4.50% cash due 7/9/2025	6.60%	International	Electrical components & equipment	6,144,925	5,991,871	5,659,077
Air Newco LP	First Lien Term Loan, LIBOR+4.75% cash due 5/31/2024	6.79%	International	IT consulting & other services	9,900,000	9,875,250	9,916,532	(7)
AL Midcoast Holdings LLC	First Lien Term Loan, LIBOR+5.50% cash due 8/1/2025	7.60%	Southwest	Oil & gas storage & transportation	9,900,000	9,801,000	9,763,875
Altice France S.A.	First Lien Term Loan, LIBOR+4.00% cash due 8/14/2026	6.03%	International	Integrated telecommunication services	7,443,750	7,282,022	7,439,098
Alvogen Pharma US, Inc.	First Lien Term Loan, LIBOR+4.75% cash due 4/1/2022	6.79%	Northeast	Pharmaceuticals	7,656,136	7,656,136	6,963,256
Apptio, Inc.	First Lien Term Loan, LIBOR+7.25% cash due 1/10/2025	9.56%	Northwest	Application software	4,615,385	4,534,195	4,530,000	(7)
	First Lien Revolver, LIBOR+7.25% cash due 1/10/2025		Northwest	Application software	—	(6,766)	(7,115)	(6)(7)
Total Apptio, Inc.						4,527,429	4,522,885
Blackhawk Network Holdings, Inc.	First Lien Term Loan, LIBOR+3.00% cash due 6/15/2025	5.04%	West	Data processing & outsourced services	9,875,000	9,854,776	9,858,508
Boxer Parent Company Inc.	First Lien Term Loan, LIBOR+4.25% cash due 10/2/2025	6.29%	South	Systems software	7,609,068	7,518,345	7,335,788
Brazos Delaware II, LLC	First Lien Term Loan, LIBOR+4.00% cash due 5/21/2025	6.05%	West	Oil & gas equipment & services	7,406,250	7,376,384	6,855,410
C5 Technology Holdings, LLC	171 Common Units		Midwest	Data processing & outsourced services		—	—	(7)
	7,193,539.63 Preferred Units		Midwest	Data processing & outsourced services		7,193,540	7,193,540	(7)
Total C5 Technology Holdings, LLC						7,193,540	7,193,540
Cast & Crew Payroll, LLC	First Lien Term Loan, LIBOR+4.00% cash due 2/9/2026	6.05%	West	Application software	4,975,000	4,925,250	5,018,531
CITGO Petroleum Corp.	First Lien Term Loan, LIBOR+5.00% cash due 3/28/2024	7.10%	Southwest	Oil & gas refining & marketing	7,960,000	7,880,400	8,009,750
Connect U.S. Finco LLC	First Lien Term Loan, LIBOR+4.50% cash due 9/23/2026	7.10%	International	Alternative Carriers	8,000,000	7,840,000	7,888,120
Curium Bidco S.à r.l.	First Lien Term Loan, LIBOR+4.00% cash due 7/9/2026	6.10%	International	Biotechnology	6,000,000	5,955,000	6,030,000
Dcert Buyer, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 8/8/2026	6.26%	Northeast	Internet services & infrastructure	8,000,000	7,980,000	7,985,000
DigiCert, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 10/31/2024	6.04%	West	Internet services & infrastructure	8,250,330	8,148,386	8,248,598
Ellie Mae, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 4/17/2026	6.04%	West	Application software	5,000,000	4,975,000	5,014,600
Everi Payments Inc.	First Lien Term Loan, LIBOR+3.00% cash due 5/9/2024	5.04%	West	Casinos & gaming	4,764,485	4,742,099	4,775,872
Falmouth Group Holdings Corp.	First Lien Term Loan, LIBOR+6.75% cash due 12/14/2021	8.95%	West	Specialty chemicals	4,938,480	4,909,475	4,910,345	(7)
Frontier Communications Corporation	First Lien Term Loan, LIBOR+3.75% cash due 6/15/2024	5.80%	Northeast	Integrated telecommunication services	6,473,292	6,400,238	6,470,994
Gentiva Health Services, Inc.	First Lien Term Loan, LIBOR+3.75% cash due 7/2/2025	5.81%	Southeast	Healthcare services	7,920,000	7,800,664	7,974,450
Gigamon, Inc.	First Lien Term Loan, LIBOR+4.25% cash due 12/27/2024	6.29%	West	Systems software	7,860,000	7,800,841	7,643,850	(7)
GoodRx, Inc.	First Lien Term Loan, LIBOR+2.75% cash due 10/10/2025	4.81%	West	Interactive media & services	7,851,927	7,834,883	7,861,742
Guidehouse LLP	Second Lien Term Loan, LIBOR+7.50% cash due 5/1/2026	9.54%	Southeast	Research & consulting services	6,000,000	5,975,148	5,925,000

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2019

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
Indivior Finance S.a.r.l.	First Lien Term Loan, LIBOR+4.50% cash due 12/19/2022	6.76%	International	Pharmaceuticals	$7,897,662	$7,797,087	$7,272,444
Intelsat Jackson Holdings S.A.	First Lien Term Loan, LIBOR+3.75% cash due 11/27/2023	5.80%	International	Alternative Carriers	10,000,000	9,890,805	10,042,200
KIK Custom Products Inc.	First Lien Term Loan, LIBOR+4.00% cash due 5/15/2023	6.26%	International	Household products	8,000,000	7,972,042	7,610,000
McDermott Technology (Americas), Inc.	First Lien Term Loan, LIBOR+5.00% cash due 5/9/2025	7.10%	Southwest	Oil & gas equipment & services	4,186,907	4,119,102	2,676,132
Mindbody, Inc.	First Lien Term Loan, LIBOR+7.00% cash due 2/14/2025	9.06%	West	Internet services & infrastructure	4,523,810	4,442,748	4,437,857	(7)
	First Lien Revolver, LIBOR+7.00% cash due 2/15/2025		West	Internet services & infrastructure	—	(8,533)	(9,048)	(6)(7)
Total Mindbody, Inc.						4,434,215	4,428,809
Navicure, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 9/18/2026	6.13%	Southeast	Healthcare technology	6,000,000	5,970,000	6,007,500
New IPT, Inc.	First Lien Term Loan, LIBOR+5.00% cash due 3/17/2021	7.10%	West	Oil & gas equipment & services	1,421,931	1,421,930	1,421,931	(7)
	21.876 Class A Common Units in New IPT Holdings, LLC		West	Oil & gas equipment & services		—	1,268,104	(7)
Total New IPT, Inc.						1,421,930	2,690,035
Northern Star Industries Inc.	First Lien Term Loan, LIBOR+4.50% cash due 3/31/2025	6.56%	Midwest	Electrical components & equipment	6,895,000	6,867,863	6,791,575	(7)
Novetta Solutions, LLC	First Lien Term Loan, LIBOR+5.00% cash due 10/17/2022	7.05%	Southeast	Application software	5,992,964	5,960,983	5,882,483	(7)
OCI Beaumont LLC	First Lien Term Loan, LIBOR+4.00% cash due 3/13/2025	6.10%	Southwest	Commodity chemicals	7,880,000	7,872,265	7,889,850
OEConnection LLC	First Lien Term Loan, LIBOR+4.00% cash due 9/24/2026	6.13%	Midwest	Application software	7,311,828	7,275,269	7,298,118
	First Lien Delayed Draw Term Loan, LIBOR+4.00% cash due 9/24/2026		Midwest	Application software	—	(3,441)	(1,290)	(6)
Total OEConnection LLC						7,271,828	7,296,828
Red Ventures, LLC	First Lien Term Loan, LIBOR+3.00% cash due 11/8/2024	5.04%	Southeast	Interactive media & services	3,989,924	3,970,677	4,010,712
Salient CRGT, Inc.	First Lien Term Loan, LIBOR+6.00% cash due 2/28/2022	8.05%	Southeast	Aerospace & defense	2,204,613	2,182,618	2,094,382	(7)
Scientific Games International, Inc.	First Lien Term Loan, LIBOR+2.75% cash due 8/14/2024	4.79%	Northeast	Casinos & gaming	6,515,775	6,491,144	6,470,197
SHO Holding I Corporation	First Lien Term Loan, LIBOR+5.00% cash due 10/27/2022	7.26%	Southeast	Footwear	8,419,506	8,402,502	7,998,531	(7)
Signify Health, LLC	First Lien Term Loan, LIBOR+4.50% cash due 12/23/2024	6.60%	Southwest	Healthcare services	9,850,000	9,774,836	9,837,688
Sirva Worldwide, Inc.	First Lien Term Loan, LIBOR+5.50% cash due 8/4/2025	7.54%	Midwest	Diversified support services	4,906,250	4,832,656	4,759,063
Sunshine Luxembourg VII SARL	First Lien Term Loan, LIBOR+4.25% cash due 9/25/2026	6.59%	International	Personal products	8,000,000	7,960,000	8,047,520
Thruline Marketing, Inc.	First Lien Term Loan, LIBOR+7.00% cash due 4/3/2022	9.10%	Midwest	Advertising	1,854,213	1,850,914	1,854,213	(7)
	927 Class A Units in FS AVI Holdco, LLC		Midwest	Advertising		1,088,069	657,762	(7)
Total Thruline Marketing, Inc.						2,938,983	2,511,975
Triple Royalty Sub LLC	Fixed Rate Bond 144A 9.0% Toggle PIK cash due 4/15/2033		West	Pharmaceuticals	5,000,000	5,000,000	5,175,000	(7)
Uber Technologies, Inc.	First Lien Term Loan, LIBOR+4.00% cash due 4/4/2025	6.03%	West	Application software	9,875,000	9,835,935	9,835,944
UFC Holdings, LLC	First Lien Term Loan, LIBOR+3.25% cash due 4/29/2026	5.30%	West	Movies & entertainment	4,488,432	4,488,432	4,505,578
Uniti Group LP	First Lien Term Loan, LIBOR+5.00% cash due 10/24/2022	7.04%	Southeast	Specialized REITs	6,401,266	6,220,910	6,256,245

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2019

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
Valeant Pharmaceuticals International Inc.	First Lien Term Loan, LIBOR+2.75% cash due 11/27/2025	4.79%	Northeast	Pharmaceuticals	$1,772,152	$1,764,203	$1,777,805
Veritas US Inc.	First Lien Term Loan, LIBOR+4.50% cash due 1/27/2023	6.60%	West	Application software	6,893,939	6,855,958	6,533,628
Verra Mobility, Corp.	First Lien Term Loan, LIBOR+3.75% cash due 2/28/2025	5.79%	Southwest	Data processing & outsourced services	10,835,000	10,848,787	10,893,671
WP CPP Holdings, LLC	Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026	10.01%	Midwest	Aerospace & defense	6,000,000	5,948,654	5,974,980
Total Portfolio Investments						$347,985,334	$345,032,063
Cash and Cash Equivalents and Restricted Cash
JP Morgan Prime Money Market Fund, Institutional Shares						$7,519,972	$7,519,972
Other cash accounts						1,396,343	1,396,343
Total Cash and Cash Equivalents and Restricted Cash						$8,916,315	$8,916,315
Total Portfolio Investments, Cash and Cash Equivalents and Restricted Cash						$356,901,649	$353,948,378

__________
(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The interest rate on the principal balance outstanding for all floating rate loans is indexed to the London Interbank Offered Rate ("LIBOR") and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars. As of September 30, 2019, the reference rates for the Fund's variable rate loans were the 30-day LIBOR at 2.04%, the 60-day LIBOR at 2.09%, the 90-day LIBOR at 2.10%, and the 180-day LIBOR at 2.06%. Most loans include an interest floor, which generally ranges from 0% to 1%.
(3) Represents the interest rate as of September 30, 2019. All interest rates are payable in cash, unless otherwise noted.

(4)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

(5)	Principal includes accumulated payment in kind ("PIK") interest and is net of repayments.

(6)
Investment has undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

(7) As of September 30, 2019, these investments are categorized as Level 3 within the fair value hierarchy established by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), and were valued using significant unobservable inputs.

The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2018

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
Accudyne Industries, LLC	First Lien Term Loan, LIBOR+3.00% cash due 8/18/2024	5.24%	Southwest	Industrial machinery	$9,087,871	$9,087,871	$9,134,447
AdVenture Interactive, Corp.	927 Common Stock Shares		Midwest	Advertising		1,390,500	669,962	(7)
AI Ladder (Luxembourg) Subco S.a.r.l	First Lien Term Loan, LIBOR+4.50% cash due 7/9/2025	7.02%	International	Electrical components & equipment	11,300,000	10,969,812	11,367,122
Air Newco LP	First Lien Term Loan, LIBOR+4.75% cash due 5/31/2024	6.88%	International	IT consulting & other services	10,000,000	9,975,000	10,100,000	(7)
AL Midcoast Holdings LLC	First Lien Term Loan, LIBOR+5.50% cash due 8/1/2025	7.84%	Southwest	Oil & gas storage & transportation	10,000,000	9,900,000	10,040,650
Allied Universal Holdco LLC	First Lien Term Loan, LIBOR+3.75% cash due 7/28/2022	6.14%	Northeast	Security & alarm services	6,911,392	6,956,379	6,820,680
Altice France S.A.	First Lien Term Loan, LIBOR+4.00% cash due 8/14/2026	6.16%	International	Integrated telecommunication services	7,500,000	7,313,344	7,457,138
Alvogen Pharma US, Inc.	First Lien Term Loan, LIBOR+4.75% cash due 4/1/2022	6.99%	Northeast	Pharmaceuticals	9,821,501	9,821,501	9,917,653
Asset International, Inc.	First Lien Term Loan, LIBOR+4.50% cash due 12/30/2024	6.89%	Northeast	Research & consulting services	6,947,500	6,823,542	6,917,431	(7)
Blackhawk Network Holdings, Inc.	First Lien Term Loan, LIBOR+3.00% cash due 6/15/2025	5.39%	West	Data processing & outsourced services	9,975,000	9,950,994	10,048,965
Brazos Delaware II, LLC	First Lien Term Loan, LIBOR+4.00% cash due 5/21/2025	6.17%	West	Oil & gas equipment & services	7,481,250	7,445,734	7,457,871
Chloe Ox Parent LLC	First Lien Term Loan, LIBOR+4.50% cash due 12/23/2024	6.89%	Southwest	Healthcare services	9,950,000	9,859,563	9,987,313
Clearent Newco, LLC	First Lien Term Loan, LIBOR+4.00% cash due 3/20/2024	6.24%	Midwest	Application software	6,894,355	6,800,010	6,796,090	(7)
	Delayed Draw Term Loan, LIBOR+4.00% cash due 3/20/2024	6.19%	Midwest	Application software	337,123	309,771	308,634	(7)
	First Lien Revolver, PRIME+3.00% cash due 3/20/2023	8.00%	Midwest	Application software	851,468	837,162	836,274	(7)
Total Clearent Newco, LLC					8,082,946	7,946,943	7,940,998
EOS Fitness Opco Holdings, LLC	First Lien Term Loan, LIBOR+8.25% cash due 12/30/2019	10.36%	West	Leisure facilities	17,512,315	17,398,521	17,511,772	(7)
Eton	Second Lien Term Loan, LIBOR+7.50% cash due 5/1/2026	9.74%	Southeast	Research & consulting services	6,000,000	5,971,375	6,030,000
Everi Payments Inc.	First Lien Term Loan, LIBOR+3.00% cash due 5/9/2024	5.24%	West	Casinos & gaming	4,937,500	4,914,302	4,972,680
Falmouth Group Holdings Corp.	First Lien Term Loan, LIBOR+6.75% cash due 12/14/2021	8.99%	West	Specialty chemicals	4,330,233	4,300,165	4,330,289	(7)
Garretson Resolution Group, Inc.	First Lien Term Loan, LIBOR+6.50% cash due 5/22/2021		Midwest	Diversified support services	5,797,335	5,771,864	1,159,467	(6)(7)
Gigamon Inc.	First Lien Term Loan, LIBOR+4.50% cash due 12/27/2024	6.89%	West	Systems software	7,940,000	7,868,843	7,999,550
IBC Capital Ltd.	First Lien Term Loan, LIBOR+3.75% cash due 9/11/2023	6.09%	International	Metal & glass containers	8,955,000	8,932,612	9,027,759
InMotion Entertainment Group, LLC	First Lien Term Loan, LIBOR+7.25% cash due 10/1/2021	9.65%	Southeast	Consumer electronics	8,375,000	8,389,346	8,375,000	(7)
	First Lien Term Loan, LIBOR+7.25% cash due 10/1/2021	9.65%	Southeast	Consumer electronics	8,375,000	8,306,018	8,375,000	(7)
Total InMotion Entertainment Group, LLC					16,750,000	16,695,364	16,750,000
Keypath Education, Inc.	First Lien Term Loan, LIBOR+7.00% cash due 4/3/2022	9.39%	Midwest	Advertising	1,854,213	1,852,530	1,854,213	(7)
	927 shares Common Stock		Midwest	Advertising		1,088,069	815,720	(7)
Total Keypath Education, Inc.					1,854,213	2,940,599	2,669,933
KIK Custom Products Inc.	First Lien Term Loan, LIBOR+4.00% cash due 5/15/2023	6.24%	International	Household products	8,000,000	7,965,000	7,975,000

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2018

Portfolio Company (1)	Investment Type	Cash Interest Rate (2)(3)	Region (4)	Industry	Principal (5)	Cost	Fair Value	Notes
McDermott Technology (Americas) Inc.	First Lien Term Loan, LIBOR+5.00% cash due 5/12/2025	7.24%	Southwest	Oil & gas equipment & services	$9,950,000	$9,760,121	$10,097,161
Morphe LLC	First Lien Term Loan, LIBOR+6.00% cash due 2/10/2023	8.40%	West	Personal products	4,387,499	4,348,497	4,387,499	(7)
New IPT, Inc.	First Lien Term Loan, LIBOR+5.00% cash due 3/17/2021	7.39%	West	Oil & gas equipment & services	1,793,820	1,793,820	1,793,819	(7)
	Second Lien Term Loan, LIBOR+5.10% cash due 9/17/2021	7.49%	West	Oil & gas equipment & services	634,400	634,400	634,400	(7)
	21.876 Class A Common Units		West	Oil & gas equipment & services		—	1,000,823	(7)
Total New IPT, Inc.					2,428,220	2,428,220	3,429,042
Northern Star Industries Inc.	First Lien Term Loan, LIBOR+4.75% cash due 3/31/2025	7.08%	Midwest	Electrical components & equipment	6,965,000	6,932,605	6,973,706	(7)
Novetta Solutions, LLC	First Lien Term Loan, LIBOR+5.00% cash due 10/17/2022	7.25%	Southeast	Application software	6,055,232	6,012,313	5,881,144	(7)
OCI Beaumont LLC	First Lien Term Loan, LIBOR+4.00% cash due 3/13/2025	6.39%	Southwest	Commodity chemicals	7,960,000	7,950,753	8,089,469
Refac Optical Group	First Lien Term Loan, LIBOR+8.00% cash due 9/30/2018	10.26%	Northeast	Specialty stores	2,573,354	2,475,799	2,573,354	(6)(7)
Salient CRGT, Inc.	First Lien Term Loan, LIBOR+5.75% cash due 2/28/2022	7.99%	Southeast	Aerospace & defense	2,267,113	2,235,123	2,301,120
Scientific Games International, Inc.	First Lien Term Loan, LIBOR+2.75% cash due 8/14/2024	5.03%	Northeast	Casinos & gaming	6,581,925	6,551,939	6,579,358
SHO Holding I Corporation	First Lien Term Loan, LIBOR+5.00% cash due 11/18/2022	7.34%	Southeast	Footwear	8,506,981	8,484,211	8,081,632
Sirva Worldwide, Inc.	First Lien Term Loan, LIBOR+5.50% cash due 8/4/2025	7.75%	Midwest	Diversified support services	5,000,000	4,925,000	5,018,750
TravelCLICK, Inc.	Second Lien Term Loan, LIBOR+7.75% cash due 11/6/2021	9.99%	Northeast	Data Processing & outsourced services	2,871,273	2,871,273	2,871,273	(7)
TV Borrower US, LLC	First Lien Term Loan, LIBOR+4.75% cash due 2/22/2024	7.14%	International	Integrated telecommunication services	2,018,508	2,010,624	2,025,875
Uber Technologies Inc.	First Lien Term Loan, LIBOR+4.00% cash due 4/4/2025	6.12%	West	Application software	9,975,000	9,928,381	10,054,501
Uniti Group LP	First Lien Term Loan, LIBOR+3.00% cash due 10/24/2022	5.24%	Southeast	Specialized REITs	6,467,089	6,225,444	6,197,896
Veritas US Inc.	First Lien Term Loan, LIBOR+4.50% cash due 1/27/2023	6.78%	West	Application software	6,964,646	6,914,739	6,801,430
Verra Mobility, Corp.	First Lien Term Loan, LIBOR+3.75% cash due 2/28/2025	5.99%	Southwest	Data processing & outsourced services	10,945,000	10,961,499	11,013,406
WP CPP Holdings, LLC	Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026	10.15%	Midwest	Aerospace & defense	6,000,000	5,940,856	6,013,140
Total Portfolio Investments						$297,157,225	$294,676,436
Cash and Cash Equivalents and Restricted Cash
JP Morgan Prime Money Market Fund, Institutional Shares						$7,317,071	$7,317,071
Other cash accounts						716,683	716,683
Total Cash and Cash Equivalents and Restricted Cash						$8,033,754	$8,033,754
Total Portfolio Investments, Cash and Cash Equivalents and Restricted Cash						$305,190,979	$302,710,190

__________
(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The interest rate on the principal balance outstanding for all floating rate loans is indexed to LIBOR and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars unless otherwise noted. As of September 30, 2018, the reference rates for the Fund's variable rate loans were the 30-day LIBOR at

Senior Loan Fund JV I, LLC
Consolidated Schedule of Investments
September 30, 2018

2.24%, the 60-day LIBOR at 2.29%, the 90-day LIBOR at 2.39%, the 180-day LIBOR at 2.59% and the PRIME at 5.25%. Most loans include an interest floor, which generally ranges from 0% to 1%.

(3)	Represents the interest rate as of September 30, 2018. All interest rates are payable in cash, unless otherwise noted.
(4) The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

(5)	Principal includes accumulated PIK interest and is net of repayments.

(6)	This investment was on cash non-accrual status as of September 30, 2018.
(7) As of September 30, 2018, these investments are categorized as Level 3 within the fair value hierarchy established by ASC 820 and were valued using significant unobservable inputs.

The accompanying notes are an integral part of these consolidated financial statements.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

1. ORGANIZATION AND BUSINESS PURPOSE

Senior Loan Fund JV I, LLC (together with its consolidated subsidiaries, “SLF JV I” or the "Fund”), a Delaware limited liability company ("LLC"), commenced operations on July 1, 2014 to primarily invest in senior secured loans of middle-market companies. The Fund is governed by an LLC agreement dated May 2, 2014 (as amended, the "LLC Agreement"). SLF JV Funding I, LLC ("Funding I"), a consolidated, wholly-owned bankruptcy remote special purpose subsidiary of the Fund, was formed in connection with the closing of a senior secured credit facility with Deutsche Bank AG, New York Branch (the "Deutsche Bank I Facility"). Funding I was organized as an LLC under the laws of the State of Delaware.

The Fund has two members (collectively, the "Members"), Oaktree Specialty Lending Corporation (“OCSL”) and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation (“Kemper”). OCSL is a publicly traded business development company that is currently advised by Oaktree Capital Management, L.P., a registered investment adviser. The Fund is managed by a four person board of directors, two of whom are selected by OCSL and two of whom are selected by Kemper. As of September 30, 2019, SLF JV I is capitalized pro rata with LLC equity interests as investment transactions are completed and may be capitalized with additional notes issued to OCSL and Kemper by SLF JV I, which mature on December 29, 2028. All portfolio decisions and investment decisions in respect of SLF JV I must be approved by the SLF JV I investment committee, which consists of one representative selected by OCSL and one representative selected by Kemper (with approval from a representative of each required).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Fund’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Fund is considered an investment company under FASB ASC Topic 946, Financial Services - Investment Companies ("ASC 946").

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions affecting amounts reported in the financial statements and accompanying notes. These estimates are based on the information that is currently available to the Fund and on various other assumptions that the Fund believes to be reasonable under the circumstances. Changes in the economic and political environments, financial markets and any other parameters used in determining these estimates could cause actual results to differ and such differences could be material. Significant estimates include the valuation of investments.

Fair Value Measurements

The Fund values its investments in accordance with ASC 820, which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. ASC 820 prioritizes the use of observable market prices over entity-specific inputs. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments' complexity.
Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

__________
* Figures as of and for the fiscal year ended September 30, 2017 are not covered by the auditor's report.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

If inputs used to measure fair value fall into different levels of the fair value hierarchy, an investment's level is based on the lowest level of input that is significant to the fair value measurement. The Fund's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. This includes investment securities that are valued using "bid" and "ask" prices obtained from independent third party pricing services or directly from brokers. These investments may be classified as Level 3 because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustments for investment-specific factors or restrictions.

Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Fund obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Fund's investments for which quotations are available. In determining the fair value of a particular investment, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.

The Fund seeks to obtain at least two quotations for the subject or similar securities, typically from pricing vendors. If the Fund is unable to obtain two quotes from pricing vendors, or if the prices obtained from pricing vendors are not within the Fund's set threshold, the Fund seeks to obtain a quote directly from a broker making a market for the asset. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated. The Fund also performs back-testing of valuation information obtained from pricing vendors and brokers against actual prices received in transactions. In addition to ongoing monitoring and back-testing, the Fund performs due diligence procedures over pricing vendors to understand their methodology and controls to support their use in the valuation process. Generally, the Fund does not adjust any of the prices received from these sources.

If the quotations obtained from pricing vendors or brokers are determined to not be reliable or are not readily available, the
Fund values such investments using any of three different valuation techniques. The first valuation technique is the transaction precedent technique, which utilizes recent or expected future transactions of the investment to determine fair value, to the extent applicable. The second valuation technique is an analysis of the enterprise value ("EV") of the portfolio company. EV means the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The EV analysis is typically performed to determine (i) the value of equity investments (ii) whether there is credit impairment for debt investments and (iii) the value for debt investments that the Fund is deemed to control. To estimate the EV of a portfolio company, the Fund analyzes various factors, including the portfolio company’s historical and projected financial results, macroeconomic impacts on the company, and competitive dynamics in the company’s industry. The Fund also utilizes some or all of the following information based on the individual circumstances of the portfolio company: (i) valuations of comparable public companies, (ii) recent sales of private and public comparable companies in similar industries or having similar business or earnings characteristics, (iii) purchase prices as a multiple of their earnings or cash flow, (iv) the portfolio company’s ability to meet its forecasts and its business prospects, (v) a discounted cash flow analysis, (vi) estimated liquidation or collateral value of the portfolio company's assets and (vii) offers from third parties to buy the portfolio company. The Fund may probability weight potential sale outcomes with respect to a portfolio company when uncertainty exists as of the valuation date. The third valuation technique is a market yield technique, which is typically performed for non-credit impaired debt investments. In the market yield technique, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk, and the Fund considers the current contractual interest rate, the capital structure and other terms of the investment relative to risk of the company and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the EV of the portfolio company. As debt investments held by the Fund are substantially illiquid with no active transaction market, the Fund depends on primary market data, including newly funded transactions and industry specific market movements, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
In addition, the Fund has utilized independent valuation firms to provide valuation assistance for certain of the Fund's portfolio securities for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment.

Investment Transactions

Purchases and sales of investments, and the related realized gains and losses, are recorded on a trade-date basis, with the gains and losses reflected in the Fund's Consolidated Statements of Operations. The cost of an investment may include costs incurred by the Fund as part of the purchase of such investment.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

Investment Income

Interest income, adjusted for accretion of original issue discount, is recorded on an accrual basis to the extent that such amounts are expected to be collected. The Fund stops accruing interest on investments when it is determined that interest is no longer collectible. Investments that are expected to pay regularly scheduled interest in cash are generally placed on non-accrual status when there is reasonable doubt that principal or interest cash payments will be collected. Cash interest payments received on investments may be recognized as income or a return of capital depending upon management’s judgment. A non-accrual investment is restored to accrual status if past due principal and interest are paid in cash, and the portfolio company, in management’s judgment, is likely to continue timely payment of its remaining obligations.

The Fund's investments in debt securities may contain PIK interest provisions. PIK interest, which generally represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term, is generally recorded on the accrual basis to the extent such amounts are expected to be collected. The Fund generally ceases accruing PIK interest on a loan or debt security if there is insufficient value to support the accrual or if the Fund does not expect the portfolio company to be able to pay all principal and interest due. The Fund's decision to cease accruing PIK interest involves subjective judgments and determinations based on available information about a particular portfolio company, including whether the portfolio company is current with respect to its payment of principal and interest on its loans and debt securities; financial statements and financial projections for the portfolio company; the Fund's assessment of the portfolio company's business development success; information obtained by the Fund in connection with periodic formal update interviews with the portfolio company's management and, if appropriate, the private equity sponsor; and information about the general economic and market conditions in which the portfolio company operates. The Fund's determination to cease accruing PIK interest is generally made well before the Fund's full write-down of a loan or debt security. In addition, if it is subsequently determined that the Fund will not be able to collect any previously accrued PIK interest, the fair value of the loans or debt securities would be reduced by the amount of such previously accrued, but uncollectible, PIK interest. The accrual of PIK interest on the Fund’s debt investments increases the recorded cost bases of these investments in the consolidated financial statements.

The Fund receives a variety of fees in the ordinary course of business, including amendment fees, prepayment fees and exit fees that the Fund receives in connection with its debt investments. These fees are classified as fee income and recognized as earned.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash consist of demand deposits and highly liquid investments with maturities of three months or less, when acquired. The Fund places its cash, cash equivalents and restricted cash with financial institutions and, at times, cash held in bank accounts may exceed the Federal Deposit Insurance Corporation insurance limit. Cash and cash equivalents and restricted cash are included on the Fund's Consolidated Schedule of Investments and cash equivalents are classified as Level 1 assets.

As of September 30, 2019 and 2018, included in restricted cash was $5.2 million and $4.8 million, respectively, that was held at U.S. Bank, National Association, in connection with the Deutsche Bank I Facility. The Fund is restricted in terms of access to this cash until the occurrence of the periodic distributions dates and, in connection therewith, the Fund’s submittal of its required periodic reporting schedules and verifications of the Fund’s compliance with the terms of the credit agreement.

Interest Receivable

Interest receivable consists of interest due from the Fund’s portfolio companies as of the balance sheet date.

Due from Portfolio Companies

Due from portfolio companies consists of amounts payable to the Fund from its portfolio companies, excluding those amounts attributable to interest receivable. These amounts are recognized as they become payable to the Fund (e.g., principal payments on the scheduled amortization payment date).

Receivable from Secured Financing Arrangement

The Fund follows the guidance in FASB ASC Topic 860, Transfers and Servicing ("ASC 860"), when accounting for loan participations and other loan purchases. Such guidance provides accounting and reporting standards for transfers and servicing of financial assets and requires a participation or other partial loan purchases to meet the definition of a "participating interest," as

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

defined in the guidance, in order for sale treatment to be allowed. Participations or other loan purchases which do not meet the definition of a participating interest or which are not eligible for sale accounting are accounted for as a receivable on the Fund's Consolidated Statement of Assets, Liabilities and Members' Capital until the definition is met. Receivable from secured financing arrangement is carried at fair value. As of September 30, 2019, the Fund did not have any receivable from secured financing arrangements outstanding. See Note 4 for additional information.

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing or amending of credit facilities and debt offerings. Deferred financing costs in connection with credit facilities are capitalized as an asset when incurred. Deferred financing costs in connection with all other debt arrangements are a direct deduction from the related debt liability when incurred. Deferred financing costs are amortized using the effective interest method over the terms of the respective debt arrangement. This amortization expense is included in interest expense in the Fund's Consolidated Statements of Operations. Upon early termination or modification of a credit facility, all or a portion of unamortized fees related to such facility may be accelerated into interest expense.

Receivable / Payable From Unsettled Transactions

Receivable / payable from unsettled transactions consists of amounts receivable / payable by the Fund for transactions that have not settled at the balance sheet date.

Principles of Consolidation

The accompanying consolidated financial statements include all assets, liabilities, revenues, and expenses of SLF JV I and its consolidated subsidiaries. As of September 30, 2019, this includes Funding I and SLF C5 Holdings Blocker, LLC, which are wholly owned by SLF JV I. All intercompany balances and transactions have been eliminated in consolidation in conformity with GAAP.

Fair Value Option

The Fund elected the fair value option in accordance with FASB ASC Topic 825-10-25-1, Financial Instruments - Fair Value Option, for its notes payable which had aggregate proceeds and fair value of $110.0 million and $147.8 million as of September 30, 2019 and 2018, respectively. The Fund believes that by electing the fair value option for these financial instruments, it provides consistent measurement of the Fund's investments which are carried at fair value. The Fund utilizes the EV technique as discussed above to determine the fair value of the notes payable.

Income Taxes

The Fund is treated as a partnership for federal income tax purposes and is not subject to federal income tax, but may be subject to certain state taxes. Each Member is individually liable for taxes on its share of the Fund's ordinary income and capital gains. FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes (“ASC 740”), provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the Fund’s consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current period. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof.  The Fund recognizes tax benefit of uncertain tax positions only where the position is "more-likely-than-not" to be sustained assuming examination by tax authorities. Management has analyzed the Fund's tax positions, and has concluded that no liability should be recorded related to uncertain tax positions for the 2019 tax year and does not expect this to change in the next 12 months. As of September 30, 2019, the 2018, 2017, and 2016 tax years remain subject to examination by major tax jurisdiction under the statute of limitations. The Fund identifies its major tax jurisdictions as U.S. Federal and California.

Allocations of Profits and Losses

Allocations of profit and loss will be made to each Member’s capital account on a pro rata basis in a manner consistent with the procedures outlined in the LLC Agreement.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

Indemnifications

In the normal course of its business, the Fund enters into contracts and agreements with certain service providers, such as clearing and custody agents, trustees and administrators, that contain a variety of representations and warranties and which provide general indemnifications and guarantees against specified potential losses in connection with their activities as an agent of, or providing services to, the Fund. The Fund’s maximum exposure under these agreements is unknown, as this may involve future claims that could be made against the Fund and have not yet occurred. The Fund expects the risk of any future obligation under these arrangements to be remote and has not recorded any contingent liability in the financial statements for these indemnifications.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The amendments in ASU 2014-09 were adopted using the modified retrospective approach by the Fund beginning on October 1, 2018. The adoption and application of this guidance did not have a material impact on the Fund's consolidated financial statements, and the Fund did not recognize a cumulative effect adjustment on net assets in connection with the adoption of the new revenue recognition guidance.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. As a result of the adoption of the new guidance, changes in restricted cash and restricted cash equivalents are no longer presented as separate activities in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, ASU 2016-18 requires a reconciliation between the totals in the statements of cash flows and the related captions on the balance sheet. The Fund adopted the new guidance during the year ended September 30, 2019. The retrospective application of this new standard resulted in changes to the previously reported statements of cash flows as follows:

	Year ended September 30, 2018		Year ended September 30, 2017
	As Previously Reported	After Adoption of ASU 2016-18	As Previously Reported	After Adoption of ASU 2016-18
Net cash provided by (used in) operating activities	$(55,888,072)	$(56,176,969)	$79,288,946	$77,306,140

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which changes the fair value disclosure requirements. The new guidance includes new, eliminated and modified fair value disclosures. Among other requirements, the guidance requires disclosure of the range and weighted average of the significant unobservable inputs for Level 3 fair value measurements and the way it is calculated. The guidance also eliminated the following disclosures: (i) amount and reason for transfers between Level 1 and Level 2, (ii) policy for timing of transfers between levels of the fair value hierarchy and (iii) valuation processes for Level 3 fair value measurement. The guidance is effective for all entities for interim and annual periods beginning after December 15, 2019. Early adoption is permitted upon issuance of the guidance. The adoption of this guidance is not expected to have a material effect on the Fund’s consolidated financial statements.

3. RELATED-PARTY TRANSACTIONS

Pursuant to an administrative agreement (the “Administration Agreement”), an administrator (the "Administrator") provides certain administrative and other services necessary for the Fund to operate. Under the Administration Agreement, the Administrator, currently Oaktree Fund Administration, LLC, and for periods prior to October 17, 2017, FSC CT LLC, provides administrative services for the Fund, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities and performs, or oversees the performance of, the Fund's required administrative services, which include being responsible for the financial records which the Fund is required to maintain and preparing financial statements in accordance with the LLC Agreement. In addition, the Administrator assists the Fund in overseeing the preparation and filing of the Fund's tax returns and generally overseeing the payment of Fund expenses and the performance of administrative and professional services rendered to the Fund by others. For providing these services, facilities and personnel, the Fund reimburses the Administrator the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Fund's allocable portion of the costs of compensation

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

and related expenses of the Administrator's accounting and legal departments. Such reimbursement is at cost, with no profit to, or markup by, the Administrator. The Fund's allocable portion of the Administrator’s costs is determined based upon costs attributable to the Fund's operations versus costs attributable to the operations of other entities for which the Administrator provides administrative services. The Administration Agreement is terminable by either party without penalty upon 90 days' written notice to the other party.

The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, the Administrator and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Fund for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of services under the Administration Agreement or otherwise as administrator for the Fund.

The Administrator did not charge the Fund for any allocable portion of expenses for the years ended September 30, 2019 and September 30, 2018. The Fund incurred expenses under the Administration Agreement of $3,147 for the year ended September 30, 2017. As of September 30, 2018, $79,129 was included in “Due to affiliate” in the Statements of Assets, Liabilities and Members' Capital, reflecting the unpaid portion of reimbursable expenses payable to the Administrator.

During the year ended September 30, 2019, OCSL sold $8.4 million of senior secured debt instruments to the Fund at fair value in exchange for $8.3 million cash consideration. During the year ended September 30, 2018, OCSL sold $8.0 million of senior secured debt investments to the Fund at fair value in exchange for $8.0 million cash consideration.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the financial instruments carried at fair value as of September 30, 2019 by caption on the Fund's Consolidated Statement of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$334,617,408	$—	$271,976,872	$62,640,536
Preferred equity	7,193,540	—	—	7,193,540
Common equity	3,221,115	—	—	3,221,115
Total investments	345,032,063	—	271,976,872	73,055,191
Cash equivalents	7,519,972	7,519,972	—	—
Total assets at fair value	$352,552,035	$7,519,972	$271,976,872	$73,055,191
Notes payable	$110,000,000	$—	$—	$110,000,000
Total liabilities at fair value	$110,000,000	$—	$—	$110,000,000

The following table presents the financial instruments carried at fair value as of September 30, 2018 by caption on the Fund's Consolidated Statement of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$292,189,931	$—	$200,510,566	$91,679,365
Common equity	2,486,505	—	—	2,486,505
Total investments	294,676,436	—	200,510,566	94,165,870
Receivable from secured financing arrangement	7,068,820	—	—	7,068,820
Cash equivalents	3,073,477	3,073,477	—	—
Total assets at fair value	$304,818,733	$3,073,477	$200,510,566	$101,234,690
Notes payable	$147,808,300	$—	$—	$147,808,300
Total liabilities at fair value	$147,808,300	$—	$—	$147,808,300

All transfers between fair value hierarchy levels are recognized by the Fund at the beginning of each reporting period.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

The following table provides a roll-forward in the changes in fair value from September 30, 2018 to September 30, 2019 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets					Liabilities
	Senior secured debt investments	Preferred equity	Common equity	Receivable from secured financing arrangement	Total	Notes payable
Fair value at September 30, 2018	$91,679,365	$—	$2,486,505	$7,068,820	$101,234,690	$147,808,300
Additions	24,530,372	—	—	—	24,530,372	76,910
Repayments and sales (a)	(71,601,690)	—	—	—	(71,601,690)	(37,885,210)
Transfers in (b)(c)	18,382,302	7,193,540	—	—	25,575,842	—
Transfers out (c)	—	—	—	(7,193,540)	(7,193,540)	—
Net accrual of PIK interest income	—	—	—	—	—	—
Accretion of original issue discount	555,817	—	—	—	555,817	—
Net unrealized appreciation (depreciation)	3,765,662	—	734,610	2,729,813	7,230,085	—
Net realized loss	(4,671,292)	—	—	(2,605,093)	(7,276,385)	—
Fair value as of September 30, 2019	$62,640,536	$7,193,540	$3,221,115	$—	$73,055,191	$110,000,000
Net unrealized appreciation (depreciation) relating to Level 3 assets and liabilities still held at September 30, 2019 and reported within net realized and unrealized gains (losses) in the Consolidated Statement of Operations for the year ended September 30, 2019	$(454,348)	$—	$734,610	$—	$280,262	$—

(a) During the year ended September 30, 2019, the mezzanine notes issued by SLF Repack Issuer 2016, LLC, a wholly-owned subsidiary of SLF JV I, were redeemed and the Fund issued subordinated notes and LLC equity interests in the Fund. See Note 7 for additional information.

(b) There were transfers into Level 3 from Level 2 for certain investments during the year ended September 30, 2019 as a result of a decreased number of market quotes available and/or decreased market liquidity.

(c) There was one transfer out of receivable from secured financing arrangement into preferred equity during the year ended September 30, 2019 as a result of an investment restructuring.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

The following table provides a roll-forward in the changes in fair value from September 30, 2017 to September 30, 2018 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets				Liabilities
	Senior secured debt investments	Common equity	Receivable from secured financing arrangement	Total	Notes payable
Fair value at September 30, 2017	$202,534,729	$2,542,209	$8,304,535	$213,381,473	$147,052,119
Additions	36,222,684	—	—	36,222,684	3,500,608
Repayments and sales	(128,955,056)	—	(84,141)	(129,039,197)	(2,744,427)
Transfers out (a)	(14,533,300)	—	—	(14,533,300)	—
Net accrual of PIK interest income	—	—	98,772	98,772	—
Accretion of original issue discount	601,975	—	3,504	605,479	—
Net unrealized appreciation (depreciation)	6,411,547	5,719,947	(1,253,850)	10,877,644	—
Net realized loss	(10,603,214)	(5,775,651)	—	(16,378,865)	—
Fair value as of September 30, 2018	$91,679,365	$2,486,505	$7,068,820	$101,234,690	$147,808,300
Net unrealized depreciation relating to Level 3 assets and liabilities still held at September 30, 2018 and reported within net realized and unrealized gains (losses) in the Consolidated Statement of Operations for the year ended September 30, 2018	$(4,471,216)	$(55,704)	$(1,251,850)	$(5,778,770)	$—

(a) There were transfers out of Level 3 to Level 2 for certain investments during the year ended September 30, 2018 as a result of an increased number of market quotes available.

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2019 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$170,210,000	$170,210,000	$—	$—	$170,210,000
Total	$170,210,000	$170,210,000	$—	$—	$170,210,000

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2018 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$153,010,000	$153,010,000	$—	$—	$153,010,000
Total	$153,010,000	$153,010,000	$—	$—	$153,010,000

The carrying value of the senior credit facility payable, which is included in Level 3 of the hierarchy, approximates its fair value due to its floating rate characteristics.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

Significant Unobservable Inputs for Level 3 Investments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and notes payable, which are carried at fair value as of September 30, 2019:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Senior secured debt	$40,327,353	Broker quotations	Broker quoted price	(b)	N/A	-	N/A	N/A
	20,891,252	Market yield technique	Market yield	(c)	8.0%	-	9.0%	8.7%
	1,421,931	Enterprise value technique	EBITDA multiple	(d)	0.8x	-	2.8x	1.8x
Preferred Equity	7,193,540	Enterprise value technique	EBITDA multiple	(d)	6.0x	-	8.0x	7.0x
Common Equity	1,925,866	Enterprise value technique	EBITDA multiple	(d)	1.8x	-	7.0x	3.0x
	1,295,249	Market yield technique	Market yield	(c)	12.0%	-	13.0%	12.5%
Total	$73,055,191

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Notes payable	$110,000,000	Enterprise value technique	N/A	(e)	N/A	-	N/A	N/A
Total	$110,000,000

(a)	Weighted averages are calculated based on fair value of investments.

(b)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

(c)	Used when market participant would take into account market yield when pricing the investment.

(d)	Used when market participant would use such multiples when pricing the investment.

(e)	The Fund determined the value based on the total assets less the total liabilities senior to the notes issued by SLF JV I in an amount not exceeding par under the EV technique.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments, receivable from secured financing arrangement and notes payable, which are carried at fair value as of September 30, 2018:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Senior secured debt	$57,878,056	Market yield technique	Market yield	(b)	7.3%	-	13.2%	10.1%
	3,587,687	Enterprise value technique	EBITDA multiple	(c)	2.8x	-	2.9x	2.8x
	30,213,622	Broker quotations	Broker quoted price	(d)	N/A	-	N/A	N/A
Common equity	669,962	Enterprise value technique	Revenue multiple	(c)	0.3x	-	0.5x	0.4x
	1,816,543	Enterprise value technique	EBITDA multiple	(c)	2.8x	-	4.9x	3.7x
Receivable from secured financing arrangement	7,068,820	Enterprise value technique	EBITDA multiple	(c)	5.4x	-	6.4x	5.9x
Total	$101,234,690

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Notes payable	$147,808,300	Enterprise value technique	N/A	(e)	N/A	-	N/A	N/A
Total	$147,808,300

(a)	Weighted averages are calculated based on fair value of investments or receivable from secured financing arrangement.

(b)	Used when market participant would take into account market yield when pricing the investment.

(c)	Used when market participant would use such multiples when pricing the investment or receivable from secured financing arrangement.

(d)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

(e)	The Fund determined the value based on the total assets less the total liabilities senior to the notes issued by SLF JV I in an amount not exceeding par under the EV technique.

The geographic composition is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business. The following tables show the portfolio composition by geographic region at cost and fair value as a percentage of total investments:

	September 30, 2019		September 30, 2018
Cost:		% of Total Investments		% of Total Investments
West	$101,859,846	29.28%	$75,498,395	25.41%
International	70,564,077	20.28	47,166,393	15.87
Southwest	50,296,390	14.45	57,519,806	19.36
Southeast	46,483,502	13.36	45,623,831	15.35
Midwest	36,444,024	10.47	35,848,367	12.06
Northeast	30,291,721	8.70	35,500,433	11.95
South	7,518,345	2.16	—	—
Northwest	4,527,429	1.30	—	—
Total	$347,985,334	100.00%	$297,157,225	100.00%

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

	September 30, 2019		September 30, 2018
Fair value:		% of Total Investments		% of Total Investments
West	$102,557,668	29.72%	$76,993,599	26.13%
International	69,904,991	20.26	47,952,894	16.27
Southwest	49,070,966	14.22	58,362,445	19.81
Southeast	46,149,303	13.38	45,241,793	15.35
Midwest	35,823,210	10.38	30,445,956	10.33
Northeast	29,667,252	8.60	35,679,749	12.11
South	7,335,788	2.13	—	—
Northwest	4,522,885	1.31	—	—
Total	$345,032,063	100.00%	$294,676,436	100.00%

The composition of the Fund's portfolio by industry at cost and fair value as a percentage of total investments was as follows:

	September 30, 2019		September 30, 2018
Cost:		% of Total Investments		% of Total Investments
Application software	$44,352,383	12.74%	$30,802,376	10.34%
Data processing & outsourced services	27,897,103	8.02	23,783,765	8.00
Pharmaceuticals	22,217,426	6.38	9,821,501	3.31
Internet services & infrastructure	20,562,601	5.91	—	—
Alternative carriers	17,730,805	5.10	—	—
Healthcare services	17,575,500	5.05	9,859,564	3.32
Systems software	15,319,186	4.40	7,868,843	2.65
Diversified support services	14,088,938	4.05	10,696,864	3.60
Integrated telecommunication services	13,682,260	3.93	9,323,969	3.14
Oil & gas equipment & services	12,917,416	3.71	19,634,074	6.61
Electrical components & equipment	12,859,734	3.70	17,902,417	6.02
Interactive media & services	11,805,560	3.39	—	—
Casinos & gaming	11,233,243	3.23	11,466,241	3.86
IT consulting & other services	9,875,250	2.84	9,975,000	3.36
Oil & gas storage & transportation	9,801,000	2.82	9,900,000	3.33
Footwear	8,402,502	2.41	8,484,211	2.86
Aerospace & defense	8,131,272	2.34	8,175,979	2.75
Household products	7,972,042	2.29	7,965,000	2.68
Personal products	7,960,000	2.29	4,348,497	1.46
Oil & gas refining & marketing	7,880,400	2.26	—	—
Commodity chemicals	7,872,265	2.26	7,950,753	2.68
Specialized REITs	6,220,910	1.79	6,225,444	2.10
Research & consulting services	5,975,148	1.72	12,794,917	4.31
Healthcare technology	5,970,000	1.72	—	—
Biotechnology	5,955,000	1.71	—	—
Specialty chemicals	4,909,475	1.41	4,300,165	1.45
Movies & entertainment	4,488,432	1.29	—	—
Advertising	4,329,483	1.24	4,331,099	1.46
Leisure facilities	—	—	17,398,521	5.85
Consumer electronics	—	—	16,695,364	5.62
Industrial machinery	—	—	9,087,871	3.06
Metal & glass containers	—	—	8,932,612	3.01
Security & alarm services	—	—	6,956,379	2.34
Specialty stores	—	—	2,475,799	0.83
Total	$347,985,334	100.00%	$297,157,225	100.00%

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

	September 30, 2019		September 30, 2018
Fair Value:		% of Total Investments		% of Total Investments
Application software	$44,104,899	12.78%	$30,678,073	10.43%
Data processing & outsourced services	27,945,719	8.10	23,933,644	8.12
Pharmaceuticals	21,188,505	6.14	9,917,653	3.37
Internet services & infrastructure	20,662,407	5.99	—	—
Alternative carriers	17,930,320	5.20	—	—
Healthcare services	17,812,138	5.16	9,987,313	3.39
Systems software	14,979,638	4.34	7,999,550	2.71
Diversified support services	13,960,281	4.05	6,178,217	2.10
Integrated telecommunication services	13,910,092	4.03	9,483,013	3.22
Electrical components & equipment	12,450,652	3.61	18,340,828	6.22
Oil & gas equipment & services	12,221,577	3.54	20,984,074	7.12
Interactive media & services	11,872,454	3.44	—	—
Casinos & gaming	11,246,069	3.26	11,552,038	3.92
IT consulting & other services	9,916,532	2.87	10,100,000	3.43
Oil & gas storage & transportation	9,763,875	2.83	10,040,650	3.41
Aerospace & defense	8,069,362	2.34	8,314,260	2.82
Personal products	8,047,520	2.33	4,387,499	1.49
Oil & gas refining & marketing	8,009,750	2.32	—	—
Footwear	7,998,531	2.32	8,081,632	2.74
Commodity chemicals	7,889,850	2.29	8,089,469	2.75
Household products	7,610,000	2.21	7,975,000	2.71
Specialized REITs	6,256,245	1.81	6,197,896	2.10
Biotechnology	6,030,000	1.75	—	—
Healthcare technology	6,007,500	1.74	—	—
Research & consulting services	5,925,000	1.72	12,947,431	4.39
Specialty chemicals	4,910,345	1.42	4,330,289	1.47
Movies & entertainment	4,505,578	1.31	—	—
Advertising	3,807,224	1.10	3,339,895	1.13
Leisure facilities	—	—	17,511,772	5.94
Consumer electronics	—	—	16,750,000	5.68
Industrial machinery	—	—	9,134,447	3.10
Metal & glass containers	—	—	9,027,759	3.06
Security & alarm services	—	—	6,820,680	2.31
Specialty stores	—	—	2,573,354	0.87
Total	$345,032,063	100.00%	$294,676,436	100.00%

As of September 30, 2019 and September 30, 2018, the Fund had unfunded commitments of $1.5 million and $1.9 million as shown in the below table:

	September 30, 2019	September 30, 2018
OEConnection LLC	$688,172	$—
Mindbody, Inc.	476,190	—
Apptio, Inc.	384,615	—
Clearent Newco, LLC	—	1,876,160
Total	$1,548,977	$1,876,160

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

Receivable from Secured Financing Arrangement

The table below represents a financial asset, as of September 30, 2018, that did not qualify for true sale accounting as prescribed by ASC 860. It has the same economic characteristics as those investments that did meet the criteria for true sale accounting (i.e. an interest bearing loan); however, the GAAP authoritative literature requires that it not be presented as an investment in the Fund's consolidated financial statements.

	Region	Industry	Maturity	Principal	Cost	Fair Value
Receivable from secured financing arrangement:
Thing5, LLC First Lien Term Loan, LIBOR+9.5% cash 2% PIK	Northeast	Data processing & outsourced services	10/11/2020	$9,887,443	$9,800,683	$7,068,820
Total receivable from secured financing arrangement				$9,887,443	$9,800,683	$7,068,820

5. INTEREST INCOME

As of September 30, 2019, the Fund had no investments that were on cash non-accrual status. As of September 30, 2018, the Fund's investments in Garretson Resolution Group, Inc. and Refac Optical Group were on cash non-accrual status. Cash non-accrual status is inclusive of other noncash income.

6. CREDIT FACILITIES
The Deutsche Bank I Facility permitted up to $250.0 million of borrowings as of September 30, 2019 and $200.0 million of borrowings as of September 30, 2018. Borrowings under the Deutsche Bank I Facility are secured by all of the assets of Funding I. As of September 30, 2019, the reinvestment period of the Deutsche Bank I Facility was scheduled to expire June 28, 2021 and the maturity date for the Deutsche Bank I Facility was June 29, 2026. As of September 30, 2019, borrowings under the Deutsche Bank I Facility accrued interest at a rate equal to the 3-month LIBOR plus 1.85% per annum during the reinvestment period and 3-month LIBOR plus 2.00% per annum during the amortization period. Under the Deutsche Bank I Facility, $170.2 million and $153.0 million of borrowings were outstanding as of September 30, 2019 and September 30, 2018, respectively.
Prior to December 21, 2017, SLF JV Funding II, LLC ("Funding II"), a consolidated, bankruptcy remote, special purpose subsidiary of the Fund, had an additional $200.0 million senior credit facility with Deutsche Bank AG, New York Branch (the "Deutsche Bank II Facility"). Effective December 21, 2017, Funding II merged with and into Funding I, with Funding I as the surviving entity and, in connection with such merger, the Deutsche Bank II Facility was terminated. All borrowings under the Deutsche Bank II facility bore interest at a rate equal to 3-month LIBOR plus 2.50% per annum with no LIBOR floor and the unused commitment fee rate was 0.50% per annum prior to termination.

For the year ended September 30, 2019, the interest expense related to the Deutsche Bank I Facility was $8.7 million, including coupon interest, unused fees and the amortization of deferred financing costs. For the year ended September 30, 2018, the interest expense related to the Deutsche Bank I Facility and Deutsche Bank II Facility was $7.8 million, including coupon interest, unused fees and the amortization of deferred financing costs.

During the year ended September 30, 2019, the Fund borrowed $0.6 million under the Deutsche Bank Facility to settle the second installment of an extension fee due in connection with the sixth amendment to the Deutsche Bank Facility. No cash was exchanged in connection with this borrowing or the settlement of the extension fee.

The Loan Financing and Servicing Agreement and the related agreements (collectively, the "Credit Agreement") governing the Deutsche Bank I Facility require Funding I and the Fund to, among other things (i) make representations and warranties regarding the collateral as well as each of its businesses, (ii) agree to certain indemnification obligations, and (iii) comply with various covenants, servicing procedures, limitations on acquiring and disposing of assets, reporting requirements and other customary requirements for similar credit facilities, including a prepayment penalty in certain cases. The Credit Agreement also includes usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of certain changes in control and the failure to materially perform under the Credit Agreement, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Fund’s liquidity, financial condition and results of operations.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

7. NOTES PAYABLE AND EQUITY COMMITMENTS

On December 28, 2018, the Fund and Kemper directed the redemption of their holdings of mezzanine notes issued by SLF Repack Issuer 2016, LLC, a wholly-owned subsidiary of SLF JV I. Upon such redemption, the assets collateralizing the mezzanine notes, which consisted of equity interests of Funding I, were distributed in-kind to each of the Fund and Kemper, based upon their respective holdings of mezzanine notes. Upon such distribution, OCSL and Kemper each then directed that a portion of their respective equity interests holdings be contributed to SLF JV I in exchange for LLC equity interests of SLF JV I and the remainder be applied as payment for the subordinated notes of SLF JV I. SLF Repack Issuer 2016, LLC was dissolved following the foregoing redemption and liquidation. The subordinated notes issued by SLF JV I (the "SLF JV I Subordinated Notes") and the mezzanine notes issued by SLF Repack Issuer 2016, LLC (the "SLF Repack Notes") collectively are referred to as the SLF JV I Notes. Prior to the redemption on December 28, 2018, the SLF Repack Notes consisted of Class A mezzanine secured deferrable floating rate notes ("Class A Mezzanine Notes") and Class B mezzanine secured deferrable fixed rate notes ("Class B Mezzanine Notes"). The SLF JV I Subordinated Notes are (and the SLF Repack Notes were, prior to their redemption) senior in right of payment to SLF JV I LLC equity interests and subordinated in right of payment to SLF JV I’s secured debt.

As of September 30, 2019, there were $110.0 million of SLF JV I Subordinated Notes outstanding. The SLF JV I Subordinated Notes bore interest at a rate of LIBOR plus 7.0% per annum and mature on December 29, 2028. The interest expense related to the SLF JV I Subordinated Notes and the SLF Repack Notes for the year ended September 30, 2019 was $11.2 million, of which $0.1 million was PIK interest expense.

As of September 30, 2018, there were $114.1 million of Class A Mezzanine Notes outstanding. The Class A Mezzanine Notes bore interest at a rate of LIBOR plus the applicable margin as defined in the indenture. As of September 30, 2018, the Class A Mezzanine Notes bore interest at a rate of 8.33% and mature on December 23, 2036. The interest expense related to the Class A Mezzanine Notes for the year ended September 30, 2018 was $8.5 million.

As of September 30, 2018, there were $33.7 million of Class B Mezzanine Notes outstanding. Prior to June 28, 2018, the Class B Mezzanine Notes bore PIK interest at a rate of 15% per annum. The PIK interest expense related to the Class B Mezzanine Notes for the period from October 1, 2017 to June 28, 2018 was $3.5 million. On June 28, 2018, the Class B Mezzanine Notes were amended to bear interest at a fixed cash rate of 10% per annum. Interest expense related to the Class B Mezzanine Notes for the period from June 28, 2018 to September 30, 2018 was $0.9 million. The Class B Mezzanine Notes mature on December 23, 2036.

The Fund has elected to fair value the SLF JV I Notes. The SLF JV I Notes are valued based on the total assets less the total liabilities senior to the SLF JV I Notes in an amount not exceeding par under the enterprise value technique.

As of September 30, 2019 and 2018, the Members had funded approximately $165.5 million to the Fund. As of September 30, 2019 and 2018, the Members had the option to fund additional SLF JV I Subordinated Notes, subject to additional equity funding to the Fund. As of September 30, 2019, the Members had commitments to fund LLC equity interests in the Fund of $20.0 million. As of September 30, 2019, the Members had funded $18.5 million of their LLC equity interests commitments and had remaining unfunded LLC equity interests commitments of $1.5 million.

8. RISKS

In the normal course of business, the Fund is exposed to market risk and credit risk on certain investments. Until such investments are sold or matured, the Fund is exposed to credit risk relating to whether the debt issuer will meet its obligation when it becomes due. Details of the Fund's investment portfolio as of September 30, 2019 and September 30, 2018 are disclosed in the Fund's Consolidated Schedule of Investments.

The Fund borrows funds in order to increase the amount of its capital available for investment. The use of leverage can improve the return on invested capital; however, such use may also magnify the potential for loss on invested equity capital. If the value of the Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Fund not leveraged. Borrowings by the Fund are and will typically be secured by the Fund's securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures the Fund's obligations and if the Fund were unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy the Fund's obligations to the credit facilities. Liquidation in this manner could have adverse consequences. In addition, the amount of the Fund's borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on the Fund's profitability.

Senior Loan Fund JV I, LLC
Notes to Consolidated Financial Statements
September 30, 2019, 2018 and 2017*

The Fund is exposed to counterparty risk in connection with the Deutsche Bank I Facility, which is the risk that the counterparty may not perform in accordance with the contractual provisions. If Deutsche Bank AG, New York Branch were to become insolvent, or otherwise unable to fund advances under the Deutsche Bank I Facility, the Fund may not be able to make additional investments which could adversely affect the operating performance of the Fund.

Economic recessions or downturns or market disruptions may result in a prolonged period of market illiquidity which could have a material adverse effect on the Fund's business, financial condition and results of operations. Unfavorable economic conditions also could increase the Fund's costs, limit the Fund's access to the capital markets or result in a decision by lenders not to extend credit to the Fund. These events could limit the Fund's investment purchases, limit the Fund's ability to grow and negatively impact its operating results.

The Fund has two Members. Each Member has the ability under the LLC Agreement to dissolve the Fund with 90 days, written notice to the other Member.  In this event, the Fund would undertake an orderly liquidation process which could adversely affect the amount of liquidation proceeds and/or net asset value in the case of illiquid investments with limited external interest.

9. MEMBERS' CAPITAL

The Fund establishes a capital account on its books for each Member. The initial balance of a Member capital account is equal to the amount contributed by such Member and is adjusted to reflect, among other things, distributions to such Member and such Member's share of net profits and losses.

Contributions received are credited to Members' capital and distributions are reduced from the Members' capital account on the effective dates.

The Fund did not declare any distributions during the year ended September 30, 2019. The Fund declared distributions of $1.8 million and $1.2 million, respectively, during the years ended September 30, 2018 and September 30, 2017.

10. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

11. SUBSEQUENT EVENTS

The Members evaluated subsequent events through December 18, 2019, the date these consolidated financial statements were available to be issued, and determined that there were no subsequent events that occurred during such period that would require recognition or disclosure in the consolidated financial statements.